  EXHIBIT 10.11

 SHARED SERVICES AGREEMENT

This Shared Services Agreement (this “Agreement”), effective as of April 15, 2022 (the “Effective Date”), is entered into by and between the following entities:

Vyera Pharmaceuticals, LLC, a limited liability company organized and existing under the laws of Delaware, having its principal place of business at 600 Third Avenue, 19th Floor, New York, NY 10016, USA (“VPLLC”); and

Regnum Corp., a corporation organized and existing under the laws of Nevada, having its principal place of business at 600 Third Avenue, 19th Floor, New York, NY 10016, USA (“REGNUM”);

(collectively the “Parties” and each individually a “Party”).

WHEREAS VPLLC and REGNUM are members of the Phoenixus Group, a worldwide business with its headquarters in Baar, Switzerland;

WHEREAS, the Phoenixus Group is responsible for and engaged in the development, manufacture, sale and distribution of pharmaceutical products;

WHEREAS, the Parties wish to enter into a Shared Services Arrangement as defined   in

U.S. Treas. Reg. § 1.482-9(b)(7) to share the costs of a variety of support and administrative services pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Parties acknowledge and agree that this Agreement is intended to memorialize the terms and conditions of a prior agreement and understanding between the Parties as of September 1, 2021 (the “Reference Date”) with respect to the subject matter hereof and the rights and obligations of the Parties described herein, and that any and all acts or omissions taken by either Party in accordance with the terms hereof since the Reference Date shall be deemed to have been taken in accordance with, and authorized pursuant to, this Agreement, with the same force and effect as if such acts or omissions were taken following the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the Parties, intending to be legally bound, covenant and agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

1.1 “Affiliate” means any person, firm, partnership, corporation, limited liability company or other entity, whether de jure or de facto, that directly or indirectly owns, is owned by, or is under common ownership with a Party to the extent of at least fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity, and any person, firm, partnership, corporation, limited liability company or other entity actually controlled by, controlling, or under common control with a Party.

1.2 “Clearing Entity” means VPLLC.

1.3 “Confidential Information” means all non-public data and information of any Party disclosed by a Party to another Party, including but not limited to know-how and trade secrets, information concerning the disclosing Party’s business, technology, products, proposed new products, customers and related information, whether communicated orally, in writing or in any other recorded or tangible form. Confidential Information shall include the terms and conditions of this Agreement.

1.4 “Costs” means (i) all internal and third party costs incurred in providing Services within the meaning of U.S. Treas. Reg. § 1.482-9(j), including, but not limited to salaries and bonuses, wages for permanent and temporary employees, expatriate costs (where applicable), facilities charges (including office rent, depreciation, maintenance, utilities and supplies), travel costs, pension benefits, insurance benefits, and all third party expenses incurred in connection with Services; and (ii) Taxes required to be paid under the laws of any jurisdiction.

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1.5 “Covered Services” means the non-executive services described on Exhibit A to this Agreement.

1.6 “Pass-Through Costs” means any Costs that a Service Provider incurs from a third-party and/or an Affiliate in connection with the provision of Covered Services under this Agreement. All Pass-Through Costs shall be “passed through” by a Service Provider to any Party at cost without mark-up.

1.7 “Service Provider” means each Party identified on Exhibit A to this Agreement as a provider of Covered Services under this Agreement.

1.8 “SSA” means a Shared Services Arrangement as defined in U.S. Treas. Reg.§ 1.482-9(b)(7).

1.9 “Taxes” means all taxes associated with the Covered Services including, without limitation, sales, use, excise, franchise, value-added, consumption, GST and similar indirect taxes and all customs, duties or other governmental impositions, but excluding taxes calculated on net income, withholding taxes and non-recoverable indirect taxes.

1.10 “Third Parties” means any person(s) or entity(ies) other than a Party or an Affiliate.

2. Services.

2.1 Scope of Services. Each Service Provider hereby agrees to provide Covered Services on a non-exclusive basis for and on behalf of the other Parties as requested by each respective Party pursuant to the terms and conditions of this Agreement.

2.2 Management and Control. Each Service Provider shall determine the facilities, resources and personnel to be utilized in providing Covered Services. Any Service Provider may engage other Phoenixus Group members or Third Parties to provide all or any portion of Covered Services. No Party to this Agreement shall have the right to direct or control the manner in which Covered Services are performed by a Service Provider.

2.3 Service Provider Good Faith Efforts. Each Service Provider shall use good faith efforts to provide Covered Services for and on behalf of the other Parties in a professional manner consistent with industry standards and with substantially the same degree of care and skill it exercises in performing similar activities for or on behalf of itself or other Phoenixus Group members.

2.4 Conflicts of Interests. The Parties acknowledge that from time to time conflicts of interests or potential conflicts of interests may arise in connection with a Service Provider providing Covered Services while also performing similar activities on behalf of itself or other Phoenixus Group members. In such situations, Service Provider covenants that it will act in good faith in a manner it reasonably believes to be in the best interests of Service Provider, the other Parties to this Agreement, and Phoenixus Group members. The Parties hereby waive any right to object to any Service Provider’s performance of Covered Services based on actual or potential conflicts of interests.

2.5 Benefit. The Parties comprise all Phoenixus Group members reasonably anticipated to benefit from the provision of Covered Services, and it is expected that each Covered Service will confer a benefit on at least one Party.

2.6 Engagement as Non-Exclusive Independent Contractor. Each Service Provider is engaged on a non-exclusive basis to perform the Covered Services. The relationship of the Parties established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to: (a) give any Party the power to direct or control the day-to-day activities of a Service Provider or another Party; or (b) constitute the Parties as partners, joint venturers, principal and agent, employer and employee, co-owners or participants in a joint undertaking. Each Service Provider shall not take any action or make any statement on behalf of another Phoenixus Group member to: (i) create or assume any obligation on behalf of such Phoenixus Group member; (ii) make or give any agreement, statement, representation, warranty or other commitment; (iii) negotiate or enter into any contract or otherwise incur any liability or obligation, express or implied; or (iv) transfer, release or waive any rights, titles or interests.

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3. Service Fees.

3.1 Services Cost Method. The Parties have determined that Covered Services under this Agreement are “specified covered services” or “low margin covered services,” and are not excluded activities, under applicable regulations, and, in their business judgment, do not contribute significantly to key competitive advantages, core capabilities, or fundamental risks of success or failure in any trades or businesses of the Phoenixus Group, and are therefore eligible for compensation pursuant to the Services Cost Method as defined in U.S. Treas. Reg. § 1.482- 9(b)(1). Each Party agrees to pay its share of Costs of Covered Services for each accounting year during the term of this Agreement, as provided in Section 3.3.

3.2 Calculation of Costs. Each Service Provider shall compute its Costs to be reimbursed in consideration for providing Covered Services under this Agreement. For the avoidance of doubt, all Pass-Through Costs shall be “passed through” by a Service Provider at cost without any mark-up.

3.3 Shares of Costs. Costs incurred by a Service Provider in providing Covered Services shall be allocated among the Parties based on their respective shares of reasonably anticipated benefits (“Shares of Costs”) from Covered Services. Shares of Costs of the Parties shall be determined as provided on Exhibit B and shall be applied on a consistent basis for all Parties and Covered Services. The Parties will annually review the bases upon which the Shares of Costs are estimated and will ensure that each such bases are modified as necessary to reflect changes in economic conditions and the business operations and practices of the Parties.

4. Statements and Payments.

4.1 Statements. Within eight (8) weeks after the end of each calendar quarter, the Clearing Entity will determine the total Costs for all Covered Services provided pursuant to this Agreement during such quarter and shall determine the allocation of such Costs among the Parties. The Clearing Entity will prepare statements reporting the determination of the balance due from and to each Party and will transmit such statements to each Party.

4.2 Payments to and by the Clearing Entity. Amounts due from a Party for any calendar quarter will be due and payable to the Clearing Entity no later than thirty (30) days following receipt of the statement for such quarter. Amounts due to a Party for any quarter will be due and payable by the Clearing Entity no later than sixty (60) days following receipt of the statement for such quarter. The Parties may mutually agree, to the extent not otherwise prohibited under applicable local law, to offset or net any amounts owed to a Party under this Agreement against any other indebtedness between the Parties.

4.3 Currency and Interest. Amounts payable by any Party pursuant to this Agreement shall be paid in United States Dollars and late payments shall be subject to interest at one percent (1%) per annum, beginning on the first day of the month following the month during which the payment became due.

4.4 Withholding. If any payments under this Agreement are subject to income tax withholding, such amounts may be withheld in accordance with any applicable laws. Each payor Party shall remit such withheld sums to the applicable taxing authority and upon request shall provide the payee with official receipts issued by the appropriate taxing authority (or such other evidence as is reasonably requested by the payee) to establish that such withholding taxes have been paid.

4.5 Taxes. Taxes will appear as separate items on the statement from the Clearing Entity required pursuant to Section 4.1. Each Party will cooperate with and provide reasonable assistance to the other Parties with respect to recovery, if possible, of any Taxes.

4.6 Benefit. The fact that a Covered Service reasonably anticipated to provide a benefit to a Party does not ultimately provide such benefit shall not affect such Party’s obligation to pay therefor. However, no charge will be made for a Covered Service to a Party if there is no reasonably anticipated benefit from such Covered Service to such Party pursuant to U.S. Treas. Reg. Section 1.482-9(l)(3).

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4.7 Adjustments. Covered Services and payments under this Agreement shall be reviewed annually by the Parties to ensure they are in compliance with the Services Cost Method as defined in U.S. Treas. Reg. § 1.482-9(b)(1) and any applicable administrative guidance. Payments may be adjusted retrospectively or prospectively by mutual agreement of the Parties to the extent an adjustment is necessary to comply with any applicable transfer pricing laws, regulations, and administrative guidance.

5. Books and Records/Documentation and Audit.

5.1 Books and Records. In order to facilitate the allocation of Costs for Covered Services under this Agreement, each Party will maintain a cost accounting system in accordance with the requirements of the full cost accounting method. The Parties shall keep true and accurate books and records in such detail as necessary to identify the Costs related to Covered Services.

5.2 Documentation and Audit. Each Party shall maintain documentation and books and records as required by applicable regulations. Each Party shall be entitled to engage an independent chartered accountant to review the books and records of the other Parties. Upon request of a Party, the other Parties shall provide reasonable access to their books and records for audit and to fulfill any applicable documentation requirements.

6. Representations and Warranties. Each Party to this Agreement represents and warrants to the other Parties as of the date hereof as follows:

6.1 Corporate Authority. The Party has the right to enter this Agreement, is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and has by all necessary action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.

6.2 Binding Obligation. This Agreement is the valid and legally binding obligation of the Party in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and similar laws and to general principles of equity which are within the discretion of courts of applicable jurisdiction.

7. Confidentiality.

7.1 Restrictions on Use and Disclosure. Each Party acknowledges that, in the course of performing the Covered Services and its other duties under this Agreement, it may obtain Confidential Information. During the term of this Agreement and for the period of five (5) years after its termination, each Party shall maintain in strict confidence and trust all such Confidential Information and shall use such Confidential Information only to the extent necessary to perform its respective obligations under this Agreement. Each Party shall bind each of its employees, contractors, agents and others to whom disclosure is made, to hold such Confidential Information in strict confidence, and not to disclose such Confidential Information other than as authorized by the Party.

7.2 Exclusions. Confidential Information shall not include information that: (a) at the time of disclosure, is available to the general public; (b) at a later date, becomes available to the general public through no fault of a Party; (c) a Party can demonstrate was in its possession before receipt; or (d) is disclosed to a Party without restriction on disclosure by a Third Party who had the lawful right to disclose such information; or (e) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that a Party shall provide prompt notice thereof to enable the other Parties to seek a protective order or otherwise prevent such disclosure.

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8. Intellectual Property Rights.

8.1 Acknowledgement. Each Service Provider hereby acknowledges that the applicable Party receiving the Covered Services is the authorized licensee of, or the exclusive owner of all rights, title and interests in and to the all patent rights, copyrights, trademarks, mask work rights, trade secret rights, know-how, processes, policies, procedures, inventions, designs, drawings, proprietary information, sui generis database rights, moral rights and all other intellectual and industrial property rights of any kind anywhere in the world (whether or not registered or perfected), together with all applications for or to register any of the foregoing and any rights to renew, extend or otherwise improve any of the foregoing (“Intellectual Property”) which may be made available to a Service Provider solely for the purpose of performing the Covered Services in connection with this Agreement. Each Service Provider shall acquire no rights whatsoever in or to any of such Intellectual Property created as a result of providing services hereunder. In the exercise of its rights and the performance of its obligations hereunder, each Service Provider shall take no action which, in the reasonable opinion of the applicable Party receiving the Covered Services, may impair such Party’s, or its licensor’s, rights, title and interests in and to the Intellectual Property.

8.2 Ownership. Each Service Provider agrees that all Intellectual Property, including, but not limited to, all other intellectual and industrial property rights of any kind anywhere in the world (whether or not registered or perfected), conceived, made or discovered by Service Provider prior to or during the term of this Agreement, whether or not contemplated by this Agreement, which relate in any manner to the business of the applicable Party receiving the Covered Services that Service Provider was directed to or may be directed to undertake, investigate or experiment with, or which Service Provider may become or became associated with in performing the services under this Agreement, and any and all Intellectual Property related thereto anywhere in the world shall be the sole property of such Party and such Party shall own all right, title, and interest in such Intellectual Property and related intangibles. Each Service Provider hereby irrevocably transfers, conveys and assigns to such Party in perpetuity all right, title, and interest in the Intellectual Property with respect thereto. Such Party shall have the exclusive right to apply for or register patents, mask work rights, copyrights, and such other proprietary protections as it wishes. Each Service Provider agrees to execute such documents, render such assistance, and take such other action as such Party may reasonably request, at such Party’s expense, to apply for, register, perfect, confirm, and protect such Party’s rights in the Intellectual Property. Without limiting the foregoing, such Party shall have the exclusive right to commercialize, prepare and sell products based upon, sublicense, prepare derivative works from, or otherwise use or exploit the Intellectual Property.

8.3 Maintenance of Intellectual Property Rights. Each Service Provider shall render to the applicable Party receiving the Covered Services all reasonable assistance as may be required by such Party in order to preserve the validity and enforceability of such Party’s, or its licensor’s, rights, title and interests in the Intellectual Property. Each Service Provider agrees to keep and maintain adequate current written records of all Intellectual Property developed during the term of this Agreement and such records will be available to and remain the sole property of such Party at all times.

8.4 Protection of Intellectual Property Rights. Each Service Provider further agrees that it shall promptly notify the applicable Party receiving the Covered Services: (a) of any and all infringements, imitations, illegal use, or misuse, by any person, firm or entity, of the Intellectual Property which comes to its attention; and (b) of any claims or objections that Service Provider’s use of the Intellectual Property may or will infringe the copyrights, patents, trademarks or other proprietary rights of any other person, firm or entity. Such Party, as the owner, or authorized licensee, of the Intellectual Property, shall be responsible for taking any action or initiating any proceedings, which such Party, in its sole discretion, determines to be necessary or appropriate, to prevent any infringement of the Intellectual Property, and each Service Provider shall provide such Party with such assistance as such Party shall reasonably request in connection with any such action or proceeding. All costs and expenses incurred in connection with any such action or proceeding shall be borne by Company.

8.5 Pre-Existing IP. Each Service Provider agrees that if in the course of performing the services pursuant to this Agreement, Service Provider incorporates into any Intellectual Property any invention, improvement, development, concept, discovery or other proprietary information owned by Service Provider or in which Service Provider has an interest, Service Provider hereby grants the applicable Party receiving the Covered Services a nonexclusive, fully paid up, royalty-free, perpetual, irrevocable, worldwide, sublicensible, transferable license to such Intellectual Property.

9. Indemnification. Each Party shall indemnify, hold harmless and defend the applicable Party receiving the Covered Services and its directors, officers, employees and agents, at its own expense, against any and all claims, actions, lawsuits, proceedings, damages, costs, expenses (including reasonable attorneys’ fees) that such Party suffers arising from or relating to: (a) any gross negligence or willful misconduct of such Party or its employees, agents and contractors.

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10. Limitation of Liability. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, LOST PROFITS OR LOST DATA, OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED BY THE OTHER PARTY OF THE POSSIBILITY OF SUCH DAMAGE. THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY TO DEATH, PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL CONDUCT OR MISCONDUCT OF SERVICE PROVIDER OR ITS EMPLOYEES, AGENTS AND CONTRACTORS.

11. Term and Termination.

11.1 Term. This Agreement shall begin as of the Effective Date and continue for an initial term of one (1) year from the Effective Date (the “Initial Term”) unless terminated earlier under the provisions of this Section 11. At the end of the Initial Term, this Agreement shall renew automatically for additional one (1) year terms (subject to earlier termination under the provisions of this Section 11).

11.2 Termination for Convenience. This Agreement may be terminated by any Party for convenience at any time, by giving the other Parties written notice of the termination thirty

(30) days in advance.

11.3 Termination for Cause. If any Party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, then any other Party may give written notice to the breaching or defaulting Party (with copies to each of the other Parties) that if the breach or default is not cured within thirty (30) days the Agreement will be terminated. If such notice is given and the breach or default is not cured during the thirty (30) day period, then the Agreement shall automatically terminate at the end of that period.

11.4 Termination for Insolvency. This Agreement shall terminate immediately without notice: (a) upon the institution by or against any Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of a Party’s debts; (b) upon any Party making an assignment for the benefit of creditors; or (c) upon any Party’s dissolution or liquidation.

11.5 Obligations Upon Termination. Upon termination of this Agreement for any reason whatsoever, all rights granted to a Service Provider by the Agreement are withdrawn, and the Service Provider shall immediately cease all Services. Both Parties shall (a) within 10 calendar days of termination return all, or upon the disclosing Party’s request, transfer to any newly appointed party performing the duties contemplated hereunder: (i) originals and copies of drawings, specifications, written descriptions, processes, documents, materials, plans, designs, samples, files, lists, computer tapes and diskettes and all other tangible or recorded parts of the Confidential Information furnished to the receiving Party pursuant to this Agreement; and (ii) other documents and materials related to, embodying or associated with the Confidential Information; and (b) immediately cease to use such Confidential Information for any purpose whatsoever.

11.6 No Liability for Termination. If any party terminates this Agreement in accordance with its terms, then that party will not be liable to the non-terminating Parties because of such termination, including liability for compensation, reimbursement or damages.

11.7 Survival of Certain Terms. The Parties’ rights and obligations under Sections 7, 8, 9, 10, 11.5, 11.6, and 12of this Agreement shall survive the termination or expiration of this Agreement. All other rights and obligations of the Parties hereunder shall cease upon the termination or expiration of this Agreement.

12. General Provisions.

12.1 Binding Agreement and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned, whether by contract operation of law, merger, acquisition, or consolidation, by any Party hereto without the prior written consent of the other Parties and any attempted assignment or transfer without such prior written consent shall be null and void.

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12.2 Compliance with Law. The Parties agree to abide by all laws and regulations that are applicable to their responsibilities and rights hereunder, including, but not limited to, all relevant Tax and other laws and regulations.

12.3 Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, U.S.A. Any action or proceeding brought by a Party to this Agreement against the other Parties arising out of or related to this Agreement, or a breach thereof, will be brought only in the United States District Court for the Southern District of New York or, if there is no federal subject matter jurisdiction, in any state court of New York sitting within the County of New York in the State of New York, and each Party hereby submits to the exclusive jurisdictions of those courts for purposes of any such proceeding. The Parties waive any and all rights to have any dispute, claim or controversy arising out of or relating to this Agreement tried before a jury.

12.4 Remedies. All remedies set forth in this Agreement are cumulative and are in addition to any and all other remedies provided at law or in equity. The failure of a Party to enforce at any time for any period any of the provisions of this Agreement or of any breach thereof shall not be construed as a waiver of such provision or subsequent breach of the same or any other provision or of the rights of such Party thereafter to enforce such provision, nor shall either Party’s continued dealing with the other Parties following a breach of any provision hereof be deemed to be a waiver of such or any other breach.

12.5 Notices. All written notices permitted or required to be delivered by the provisions of this Agreement shall (unless otherwise provided) be deemed so delivered when actually delivered by hand or if correctly transmitted by electronic mail to the addressee, on the date of receipt as shown on the sender’s copy, or when placed in the possession of a reputable overnight courier service, prepaid and addressed to the mailing and email addresses on file in the records of the Clearing Entity or to such other addresses and email addresses as the Parties may from time to time designate in writing.

12.6 Entire Agreement. This Agreement and any Exhibits attached hereto contain all of the terms and conditions agreed upon by the Parties with reference to the subject matter hereof. No other agreements, oral or otherwise, shall be deemed to exist or to bind any of the Parties, and all prior agreements and understandings are superseded hereby. Except as contemplated herein, this Agreement cannot be modified or changed except by written instrument signed by all Parties.

12.7 Titles for Convenience. Titles used in this Agreement are for convenience only and shall not be deemed to effect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement.

12.8 Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Whenever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the Party has no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, section, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be modified only to the extent necessary to render it enforceable and this Agreement shall be valid and enforceable and the Parties agree to be bound by and perform same as thus modified.

12.9 Mutual Drafting. The Parties acknowledge that each participated in drafting this Agreement and agree that there shall be no presumption against any Party on the ground that such Party was responsible for preparing this Agreement or any part thereof.

12.10 Language. The official language of this Agreement is expressly stipulated to be the English language, and any notices or other communications provided hereunder shall be in English.

12.11 Counterparts. This Agreement may be executed in counterparts and each taken together shall constitute one and the same document. Signatures provided herein by facsimile shall be deemed to be sufficient to bind the undersigned.

12.12 Exhibits. The Exhibits attached hereto are an integral part of this Agreement and are hereby incorporated by this reference.

Remainder of this page intentionally left blank. Signature page to follow.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

VYERA PHARMACEUTICALS, LLC

By:
Name: Averill L. Powers
Title: General Counsel & Chief Strategy Officer

REGNUM CORP

By:
Name
Title

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EXHIBIT A SERVICE PROVIDERS

The following entities will provide Covered Services under this Agreement:

1. VPLLC

COVERED SERVICES

Covered Services to be provided under the SSA documented by this Agreement are: Administrative, non-executive services, including, without limitation:

•	advice and assistance in financial matters, including accounting support, cash management and investments, credit and collection, insurance and other treasury activities;

•	forecasting, budgeting, management information systems and support, bookings and revenue, tracking commissions;

•	advice and assistance in legal matters, including formation of new entities, negotiation and preparation of contracts, regulatory advice, compliance reporting, negotiations and compliance with local authorities and other governing and regulatory bodies, general corporate governance, administration and protection of intellectual property rights, employment administration related issues and litigation, general commercial and other litigation, securities, real estate, acquisitions, formulation of policies related to employees, operations, administration and management;

•	facilities support, including lease negotiation and management, leasehold improvements, security and related services; and

•	human resources and employee related activities, including recruiting assistance, coordinating employee events, corporate training programs, payroll services, administration and provision of employee incentives and benefits.

For the avoidance of doubt, Covered Services shall only include administrative, non-executive services and will be provided by non-executive employees of the Service Providers.

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EXHIBIT B SHARES OF COSTS

The methods used to determine the Parties’ Shares of Costs are:

•

Compensation and benefits paid by Service Provider will be allocated to the Parties receiving the Covered Services based on the estimated time each applicable employee spent providing the Covered Services (as a percentage of such applicable employee’s total time.

•

General and administrative costs of Service Provider, including rent, will be allocated to the Parties receiving the Covered Services based on the estimated time each applicable employee spent providing the Covered Services (as a percentage of such applicable employee’s total time.

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